UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2013 (October 29, 2013)

HARVEST CAPITAL CREDIT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35906	46-1396995

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 Park Avenue, Suite 500
New York, NY 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 906-3500

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 29, 2013, Harvest Capital Credit Corporation (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) by and among the Company, CapitalSource Bank, as agent and a lender, and each of the other lenders from time to time party thereto, including City National Bank, to provide the Company with a new $55 million senior secured revolving credit facility (the “Credit Facility”), with availability subject to the number and value of eligible loans included in a borrowing base and otherwise specified in the Loan Agreement. The Credit Facility is secured by all of the Company’s assets. Under certain conditions, the maximum loan amount under the Credit Facility may be increased up to an aggregate amount of $85 million. The Credit Facility replaces the Company’s senior secured revolving credit facility with JMP Group LLC, which was terminated concurrently with the Company’s entry into the Credit Facility.

The Loan Agreement, among other things, has a revolving period that expires on October 29, 2015, and a maturity date that expires on October 29, 2018. Advances under the Credit Facility bear interest at a rate per annum equal to the lesser of (i) LIBOR plus 4.50% and (ii) the maximum rate permitted under applicable law. In addition, the Loan Agreement requires payment of a fee for unused amounts during the revolving period, which fee varies depending on the obligations outstanding as follows: (i) 0.75% per annum, if the average daily principal balance of the obligations outstanding for the prior month are less than fifty percent of the maximum loan amount; and (ii) 0.50% per annum, if such obligations outstanding are equal to or greater than fifty percent of the maximum loan amount. In each case, the fee is calculated based on the difference between (i) the maximum loan amount under the Credit Facility and (ii) the average daily principal balance of the obligations outstanding during the prior calendar month.

The Loan Agreement contains customary terms and conditions, including, without limitation, affirmative and negative covenants, including, without limitation, information reporting requirements, a minimum tangible net worth, a minimum debt service coverage ratio, a minimum liquidity of 4% of the maximum loan amount, a maximum leverage ratio of 1.00 to 1.00, and maintenance of RIC and business development company status. The Loan Agreement also contains customary events of default, including, without limitation, nonpayment, misrepresentation of representations and warranties in a material respect, breach of covenant, cross-default to other indebtedness, bankruptcy, change of control, and the occurrence of a material adverse effect. In addition, the Loan Agreement provides that, upon the occurrence and during the continuation of such an event of default, the Company’s administration agreement could be terminated and a backup administrator could be substituted by the agent.

The above summary is not complete and is qualified in its entirety to the full text of the Loan Agreement, which is filed as an exhibit hereto.

Item 1.02	Termination of a Material Definitive Agreement.

On October 29, 2013, in conjunction with securing and entering into the new Credit Facility, which, among other things, provides the Company with increased commitments, the Company terminated its senior secured revolving credit facility with JMP Group LLC.

JMP Group LLC holds an equity interest in the Company and the Company’s investment adviser, HCAP Advisors LLC, and also owns the Company’s administrator, JMP Credit Advisors LLC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

Item 8.01	Other Events.

On October 31, 2013, the Company issued a press release. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Loan and Security Agreement, dated as of October 29, 2013, by and among Harvest Capital Credit Corporation, CapitalSource Bank, as agent and a lender, and each of the other lenders from time to time party thereto.

10.2	Tri-Party Agreement, dated as of October 29, 2013, by and among Harvest Capital Credit Corporation, U.S. Bank National Association, and CapitalSource Bank.

99.1	Press release, dated October 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2013	HARVEST CAPITAL CREDIT CORPORATION

	By:	/s/ Richard P. Buckanavage

Richard P. Buckanavage

President and Chief Executive Officer